April 22, 2005


Mail Stop 03-06


Mr. Robert P. Hickey
President, CEO and CFO
Life Medical Sciences, Inc.
P.O. Box 219
Little Silver, NJ 07739


	RE:	Life Medical Sciences, Inc.
		Form 10-KSB for the Fiscal Year Ended December 31, 2004 Form 10-KSB/A for the Fiscal Year Ended December 31,
2004
		File No. 000-20580

Dear Mr. Hickey:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Daniel Gordon
							Branch Chief
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Mr. Robert P. Hickey
Life Medical Sciences, Inc.
April 19, 2005
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